Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-213646, 333-218480 and 333-220265 on Form S-3 and Registration Statement No. 333-220264 on Form S-8 of Limbach Holdings, Inc. of our report dated April 15, 2019 relating to the financial statements appearing in this Annual Report on form 10-K.

/s/ Crowe LLP

Atlanta, Georgia

April 15, 2019